ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130305077-68
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/06/2013 4:17 PM
	Entity Number C27271-1999

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

American Realty Investors, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors hereby amends the Articles of Incorporation to provide for the issuance of one single series of Preferred Stock consisting of the number of shares in such Series K Preferred Stock as set forth below, and subject to the provisions of Article Four of the Articles of Incorporation, as amended, of American Realty Investors, Inc. (the "Corporation"), hereby fixes and determines with respect to such series the following designations, preferences, and relative participating, optional, or other special rights, if any, and qualifications, limitations, or restrictions thereof as set forth on Attachment "A" attached hereto and incorporated herein.

Continued on Attachment "A"

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature] Executive V.P.

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit 4.5

ATTACHMENT "A"
TO CERTIFICATE OF DESIGNATION OF
AMERICAN REALTY INVESTORS, INC.

Section 1. Designation and Amount. The shares of such series shall be designated as "Series K Convertible Preferred Stock" (the "**Series K Preferred Stock**") and each share of the Series K Preferred Stock shall have a par value of $2.00 per share and a preference on liquidation as specified in Section 7 below of $22 per share. The number of shares constituting the Series K Preferred Stock shall be 135,000. Such number of shares may be increased or decreased by the Board of Directors by filing a certificate of designation as provided in the Nevada Revised Statutes (the "NRS"); provided, that no decrease shall reduce the number of shares of Series K Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants.

Section 2. Dividends and Distributions. The holders of shares of Series K Preferred Stock shall not be entitled to, but may receive, dividends, when, as, and if declared by the Board of Directors and to the extent permitted under the Nevada General Corporation Law; provided, however, the Board of Directors shall not be required to declare or pay any dividends on the Series K Preferred Stock.

Section 3. Conversion Rights.

(a) The Series K Preferred Stock may be converted at any time, and from time to time, in whole or in part, at the option of the holders thereof, in accordance with subsection (e) below at the "Conversion Rate" (as defined in subsection (b) below) into fully paid and non-assessable Common Stock.

(b) For purposes of this Section 3, the term "**Conversion Rate**" shall be one for five and mean the resulting number of shares of common stock obtained by multiplying the number of shares of Series K Preferred Stock for which conversion is requested by five. The Conversion Rate shall be subject to adjustment as a result of the issuance of any additional shares of Common Stock by the Corporation pursuant to Section 3(c) below and for stock splits (whether accomplished by stock dividends or otherwise) or reverse stock splits occurring after the Subscription Date pursuant to Section 3(d). For all purposes, the term "**Business Day**" shall mean a day on which national banks are required to be open for business in Dallas County, Texas but shall not include any Saturday, Sunday, or national holiday.

(c) If and whenever on or after the Subscription Date, the Corporation issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding any Excluded Securities) for a consideration per share (the "**New Issuance Price**") less than a price (the "**Applicable Price**") equal to the Market Price in effect immediately prior to such issuance or sale (a "**Dilutive Issuance**"), then immediately after such Dilutive Issuance, the Conversion Rate then in effect shall be increased to an amount equal to the product of (A) the Conversion Rate in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the Market Price, by (2) the New Issuance Price. As used herein, (a) "**Subscription Date**" means May 3, 2013, (b) "**Excluded Securities**" means (x) any Common Stock issued or issuable upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date; provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date and (y) any shares of Common Stock or

Options issued to employees, officers or directors of the Corporation in connection with any employee benefit plan which has been duly approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, pursuant to which the Corporation's securities may be issued to any employee, officer or director for services provided to the Corporation with exercise or purchase prices not less than the Closing Sale Price of the Common Stock at the time of the grant or issuance; provided, that shares of Common Stock issued or issuable pursuant to this clause (y) shall not exceed five percent (5) of the number shares of Common Stock issued and outstanding as of the Subscription Date and no more than twenty (20%) of any Options granted or issued shall vest in any 365-day period, (c) **"Options"** means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities, (d) **"Convertible Securities"** means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock and (e) **"Market Price"** means, initially, $4 (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and similar events) and after the Conversion Rate has been adjusted upon a Dilutive Issuance pursuant to this Section 3(c), the New Issuance Price that triggered the most recent adjustment of the Conversion Rate pursuant to this Section 3(c), as determined on the applicable date of determination. For purposes of determining the adjusted Conversion Rate under this Section 3(c), the following shall be applicable:

(A) Issuance of Options. If the Corporation in any manner grants or sells any Options on or after the Subscription Date and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then each such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(c)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Rate shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Corporation in any manner issues or sells on or after the Subscription Date any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then each such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 3(c)(B), the "lowest price per share for which one share of Common Stock

is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security less any consideration paid or payable by the Corporation with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Rate shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Rate had been or are to be made pursuant to other provisions of this Section 3(c), no further adjustment of the Conversion Rate shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Rate in effect at the time of such change shall be adjusted to the Conversion Rate which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(C), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in a decrease of the Conversion Rate then in effect.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received or receivable therefor will be deemed to be the net amount received by the Corporation therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the Closing Sale Price of such securities on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded

securities will be determined jointly by the Corporation and the holder of Series K Preferred Stock holding at least a majority of the Series K Preferred Stock then outstanding (the "**Required Holders**"). If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "**Valuation Event**"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation. As used herein, "**Closing Sale Price**" means the closing sale price of the Common Stock on the New York Stock Exchange or if the New York Stock Exchange is not the principal trading market of the Common Stock, then on the principal exchange or securities market or quotation system on which the Common Stock is then traded.

(E) Definitions. As used herein, (i) "**Option Value**" means the value of an Option based on the Black and Scholes Option Pricing model obtained from the "OV" function on Bloomberg Financial Markets determined as of the day prior to the public announcement of the applicable Option, or as of the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg Financial Markets as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest Closing Sale Price during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced and (iv) a zero cost of borrow and (ii) "**Trading Day**" means any day on which the Common Stock is traded on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time)."

(d) If the Corporation at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately increased. If the Corporation at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately reduced.

(e) Upon any conversion, fractional shares of Common Stock shall not be issued, but any fractions shall be adjusted by the delivery of one additional share of Common Stock in lieu of any cash, and any accrued but unpaid dividends shall be deemed forgiven on the "Conversion Rate." The Corporation shall pay all issue taxes, if any, incurred in respect to the issuance of Common Stock on conversion, provided, however, that the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock in names other than those in which the Series K Preferred Stock surrendered for conversion may stand.

(f) Any conversion of Series K Preferred Stock into Common Stock shall be made by delivery to the Corporation in accordance with the provisions of Section 13 hereof, of a copy of a properly completed notice of conversion executed by the holder of the Series K Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the "**Conversion Notice**" and the date a holder of Series K Preferred Stock submits a Conversion Notice to the Corporation, a "**Conversion Date**") and if required by Section 3(h), the certificate or certificates representing the Series K Preferred Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment is waived by the Corporation) as soon as practicable following such date the original certificates representing the Preferred Shares being converted (the "**Preferred Stock Certificates**"). The Corporation shall, on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (a "**Share Delivery Date**") (A)(1) provided the Corporation's transfer agent is participating in the Depository Trust Company ("**DTC**") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its DWAC system, or (2) if the Corporation's transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Series K Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 3(h), is greater than the number of shares of Series K Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Stock Certificate(s) (the "**Preferred Stock Delivery Date**") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series K Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series K Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. As used herein, "**Person**" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(g) If on the Share Delivery Date, the Corporation shall fail to issue and deliver a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such holder's conversion, as applicable, of shares of Series K Preferred Stock, and if on or after such Trading Day the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon such conversion that the holder anticipated receiving from the Corporation (a "**Buy-In**"), then the Corporation shall, within three (3) Trading Days after the holder's request and in the holder's discretion, either (i) pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "**Buy-In Price**"), at which point the Corporation's obligation to deliver such certificate (and to issue such

Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such Common Stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date. Nothing herein shall limit a Holder's right to pursue a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series K Preferred Stock as required pursuant to the terms hereof.

(h) If for any reason a holder of Series K Preferred Stock has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Series K Preferred Stock, then the holder, upon written notice to the Corporation, with a copy to the Corporation's transfer agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series K Preferred Stock that have not been converted pursuant to such holder's Conversion Notice; provided, that if the Corporation satisfies its obligations under clause (i) of Section 3(g) above with respect to any shares of Series K Preferred Stock, for purposes of this Section 3(h), it shall be deemed to have converted such Series K Preferred Stock, and no shares of Common Stock need be issued by the Corporation with respect thereto.

(i) Notwithstanding anything to the contrary set forth herein, upon conversion of Series K Preferred Stock in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Series K Preferred Stock to the Corporation unless (A) the full or remaining number of Series K Preferred Stock represented by the certificate are being converted, (B) a holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series K Preferred Stock upon physical surrender of any Series K Preferred Stock or (C) unless a holder of Series K Preferred Stock has converted in full all of such holder's shares of Series K Preferred Stock, in which case, such holder shall surrender its Preferred Stock Certificate to the Corporation at the address set forth in Section 13 for cancellation as soon as practicable after such shares of Series K Preferred Stock has been converted in full. The holder of Series K Preferred Stock and the Corporation shall maintain records showing the number of Series K Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Corporation and the Required Holders, so as not to require physical surrender of the certificate representing the Series K Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of Series K Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series K Preferred Stock represented by a certificate are converted as aforesaid, a holder may not transfer the certificate representing the Series K Preferred Stock unless such holder first physically surrenders the certificate representing the Series K Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series K Preferred Stock represented by such certificate.

(j) The Corporation shall have sufficient authorized and unissued shares of Common Stock for each of the shares of Series K Preferred Stock equal to 130% of the number of shares of Common Stock necessary to effect the conversion of the shares of Series K Preferred Stock at the Conversion Rate (without regard to any limitations herein on any such conversion) as of the date the of the shares of Series K Preferred Stock were first issued under this Certificate of Designations (the "Issuance Date"). The Corporation shall, so long as any shares of Series K

Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series K Preferred Stock, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series K Preferred Stock then outstanding; provided, that at no time shall the number of shares of Common Stock so reserved shall at no time be less than 130% of the number of shares of Common Stock for which the Series K Preferred Stock are at any time convertible (without regard to any limitations on conversions) (the "**Required Reserve Amount**"). The initial number of shares of Common Stock reserved for conversions of the Series K Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of Series K Preferred Stock based on the number of shares of Series K Preferred Stock held by each holder thereof at the time of issuance of the Series K Preferred Stock or increase in the number of reserved shares, as the case may be (the "**Authorized Share Allocation**"). In the event a holder shall sell or otherwise transfer any of such holder's shares of Series K Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any shares of Series K Preferred Stock (other than pursuant to a transfer of Series K Preferred Stock in accordance with the immediately preceding sentence) shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of shares of Series K Preferred Stock then held by such holders.

(k) If at any time while any shares of Series K Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series K Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an "**Authorized Share Failure**"), then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series K Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(l) The term "**Common Stock**" shall mean stock of the class designated as Common Stock of the Corporation on the date the Series K Preferred Stock is created or stock of any class or classes resulting from any reclassification or reclassification thereof, the right of which to share in distributions of both earnings and assets is without limitation in the Restated Articles of Incorporation, as amended, of the Corporation as to any fixed amount or percentage and which are not subject to redemption; provided, that if at any time there shall be more than one such resulting class, the shares of each such class then issuable on conversion of the Series K Preferred Stock shall be substantially in the proportion which the total number of shares of stock on each such class resulting from all such reclassifications bears to the total number of shares of stock of all such classes resulting from all such reclassifications.

(m) The Corporation shall not affect any conversion of shares of Series K Preferred Stock, and no holder of Series K Preferred Stock shall have the right to convert any shares of Series K Preferred Stock, to the extent that after giving effect to such conversion, the beneficial

owner of such shares (together with such Person's affiliates) would have acquired, through conversion of shares of Series K Preferred Stock or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (the "**Maximum Percentage**") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series K Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series K Preferred Stock beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates. For purposes of this Section 3(m), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"). For purposes of this Section 3(m), in determining the number of outstanding shares of Common Stock, a holder of Series K Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Corporation, or (3) any other notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any holder of Series K Preferred Stock, the Corporation shall within two (2) Business Days following the receipt of such notice, confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the shares of Series K Preferred Stock, by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, a holder of shares of Series K Preferred Stock may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided, that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such holder providing such written notice and not to any other holder of shares of Series K Preferred Stock. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(m) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(n) In case the Corporation shall propose at any time before all shares of the Series K Preferred Stock have been converted into Common Stock of the Corporation:

(i) to pay any dividend on the Common Stock outstanding payable in Common Stock or make any other distribution, rather than cash dividends to the holders of the Common Stock outstanding; or

(ii) to offer for subscription to the holders of the Common Stock outstanding any additional shares of any class or any other rights or option; or

(iii) to effect any re-classification or recapitalization of the Common Stock outstanding involving a change in the Common Stock, other than a subdivision or combination of the Common Stock outstanding; or

(iv) to merge or consolidate with or into any other corporation (unless the Corporation is the surviving entity and holders of Common Stock continue to hold such Common Stock without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in each such case, the Corporation shall mail to the holders of record of each of the shares of Series K Preferred Stock at their last known addresses as shown by the Corporation's records a statement, signed by an officer of the Corporation, with respect to the proposed action, such statement to be so mailed at least ten (10) days prior to the date of the taking of such action or the record date for holders of the Common Stock for the purposes thereof, whichever is earlier. If such statement relates to any proposed action referred to in clauses (iii) or (iv) of this subsection (m), it shall set forth such facts with respect thereto as shall reasonably be necessary to inform the holders of Series K Preferred Stock as to the effect of such action upon the conversion rights of such holders.

Section 4. Fundamental Transactions. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a **"Corporate Event"**), the Corporation shall make appropriate provision to insure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, each holder of Series K Preferred Stock will thereafter have the right to receive upon conversion of such holder's shares of Series K Preferred Stock at any time prior to the later of (i) the day immediately preceding the date the Corporate Event occurs or is consummated and (ii) the thirtieth (30th) day following the date the Corporation notifies the holders of Series K Preferred Stock in writing that a Corporate Event will occur or be consummated, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the holder of Series K Preferred Stock would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had such holder's shares of Series K Preferred Stock been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion of the Series K Preferred Stock set forth in this Certificate of Designations). As used herein, (x) **"Fundamental Transaction"** means that (A) the Corporation or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation or any of its subsidiaries is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its subsidiaries to another Person or Persons, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with

another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock or (B) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or (y) 50% or more of the shares of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by such Person or Persons as of the date hereof, (y) **"Successor Entity"** means one or more Person or Persons (or, if so elected by the Required Holders, the Corporation or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Corporation or the Parent Entity) with which such Fundamental Transaction shall have been entered into, (z) **"Parent Entity"** of a Person means an entity that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or such entity, the Person or Parent Entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

Section 5. Voting Rights and Powers. The holders of Series K Preferred Stock shall have only the following voting rights:

(a) Except as may otherwise be specifically required by law under Section 78.350 of the NRS or otherwise provided herein, the holders of the shares of Series K Preferred Stock shall not have the right to vote such stock, directly or indirectly, at any meeting of the stockholders of the Corporation, and such shares of stock shall not be counted in determining the total number of outstanding shares to constitute a quorum at any meeting of stockholders.

(b) In the event that, under the circumstances, the holders of the Series K Preferred Stock are required by law to vote upon any matter, the approval of such series shall be deemed to have been obtained only upon the affirmative vote of the holders of a majority of the shares of the Series K Preferred Stock then outstanding.

(c) Except as set forth herein, or as otherwise provided by the Articles of Incorporation, as amended, or by law, holders of the Series K Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporation action.

(d) Notwithstanding anything herein to the contrary (i) any and all provisions of this Certificate of Designations may be amended or waived only by an instrument in writing signed by the Corporation and the Required Holders voting together as a single class and any amendment or waiver to this Certificate of Incorporation made in conformity with the provisions of this Section 5(d) shall be binding on all holders of Series K Preferred Stock, (ii) the number of authorized shares of the Series K Preferred Stock and/or the number of issued shares of the Series K Preferred Stock shall not be subject to increase without the consent of the Required Holders voting together as a single series and (iii) the Corporation shall be required to obtain the prior written consent of the Required Holders in order for the Corporation to subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series K Preferred Stock into a greater number of shares or combine (by combination, reverse stock split or otherwise) its outstanding shares of Series K Preferred Stock into a smaller number of shares.

Section 6. Reacquired Shares. Any shares of Series K Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever or surrendered for conversion hereunder shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the right, if any, to receive notices and to vote, shall forthwith cease except, in the case of stock surrendered for conversion hereunder, rights of the holders thereof to receive Common Stock in exchange therefor. All shares of Series K Preferred Stock obtained by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock (but not as Series K Preferred Stock unless the Corporation obtains the prior written consent of the Required Holders) subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, as amended, or in any certificates of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 7. Liquidation, Dissolution or Winding Up. The "**Liquidation Value**" of the Series K Preferred Stock shall be $22 per share. Upon any liquidation, dissolution or winding up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series K Preferred Stock then outstanding shall be entitled, before any distribution or payment is made upon any "**Junior Securities**" (defined to be and mean the Common Stock and any other equity security of any kind which the Corporation at any time has issued, issues or is authorized to issue if the Series K Preferred Stock has priority over such securities as to dividends or upon liquidation, dissolution or winding up), to receive a liquidation preference in an amount in cash equal to the Liquidation Value as of the date of such payment, whether such liquidation is voluntary or involuntary, and the holders of the Series K Preferred Stock shall not be entitled to any other or further distributions of the assets. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Preferred Stock of the amount to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of preferred Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than twenty (20) nor more than fifty (50) days prior to the payment date stated therein to each record holder of Series K Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of less than all or substantially all of its assets, nor a reduction in the capital stock of the Corporation, nor the purchase by the Corporation of any shares of its Preferred Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7.

Section 8. Ranking. Except as provided in the following sentence, the Series K Preferred Stock shall rank on a parity as to liquidation, dissolution or winding up with all other shares of Preferred Stock issued by the Corporation. The Corporation shall not issue any shares of Preferred Stock of any series which are superior to the Series K Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series K Preferred Stock are issued and outstanding, without the prior written consent of the holders of at least a majority of such shares of Series K Preferred Stock then outstanding voting separately as a class.

Section 9. Redemptions. The shares of Series K Preferred Stock shall neither be redeemable at the option of a holder of Series K Preferred Stock or at the option of the Corporation.

Section 10. Shell Company Status. The Corporation hereby represents and warrants that, as of the Subscription Date, it is not, and has never been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act of 1933, as amended. Each holder of Series K Preferred Stock is entitled to rely on the accuracy of the foregoing representation.

Section 11. Sinking Fund. The Corporation shall not be required to maintain any so-called "sinking fund" for the retirement on any basis of the Series K Preferred Stock.

Section 12. Fractional Shares. The Series K Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of shares of Series K Preferred Stock.

Section 13. Notice. Any notice or request made to the Corporation in connection with the Series K Preferred Stock shall be given, and shall conclusively be deemed to have been given and received (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or by electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, duly stamped and, in each case addressed to the Corporation, in accordance with instructions provided in writing by the Corporation to each holder of Series K Preferred Stock or to such other address, facsimile number and/or email address and/or to the attention of such other Person as the Corporation has subsequently specified by written notice given to each holder of Series K Preferred Stock five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the Corporation's facsimile machine or email containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. Alternatively, if the Corporation fails to deliver a written notice to a holder of Series K Preferred Stock, such holder may deliver notice to the Corporation, to the attention of its Secretary, at its principal executive offices (which shall be deemed to be the address most recently provided to the Securities and Exchange Commission ("SEC") as its principal executive offices for so long as the Corporation is required to file reports with the SEC) in accordance with the notice requirements set forth in this Section 13.

Section 14. Lost, Stolen or Mutilated Stock Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a stock certificate representing Series K Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder thereof to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of such stock certificate, the Corporation shall promptly, but in no event later than 3 Trading Days after the foregoing is delivered to the Corporation) execute and deliver to the Holder a new preferred stock certificate of like tenor and date representing the applicable Series K Preferred Stock.

EXHIBIT I

AMERICAN REALTY INVESTORS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series K Convertible Preferred Stock of American Realty Investors, Inc. (the "**Certificate of Designations**"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series K Convertible Preferred Stock, par value $2.00 per share (the "**Preferred Shares**"), of American Realty Investors, Inc., a Nevada corporation (the "**Corporation**"), indicated below into shares of Common Stock, par value $0.01 per share (the "**Common Stock**"), of the Corporation, as of the date specified below.

Date of Conversion:____________________

Number of Preferred Shares to be converted:____________________

Stock certificate no(s). of Preferred Shares to be converted:____________________

Tax ID Number (If applicable): ____________________

Please confirm the following information:____________________

Conversion Rate:____________________

Number of shares of Common Stock to be issued:____________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:____________________

____

Address: ____________________

Telephone Number: ____________________

Facsimile Number:____________________

By delivery of this Conversion Notice, the undersigned hereby represents and warrants to the Corporation that either (i) it is in possession of the physical stock certificate representing the Preferred Shares being converted hereunder, either directly or through its custodian, or (ii) it has delivered evidence reasonably satisfactory to the Company of the loss, theft or destruction of the stock certificate representing the Preferred Shares being converted hereunder and has delivered an indemnification undertaking to the Corporation in customary form with respect to such loss, theft or destruction.

Authorization:________________________________

By:________________________
Title:________________________

Dated:

Account Number (if electronic book entry transfer):________________________

Transaction Code Number (If electronic book entry transfer):____________________

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer and Trust Company to issue the above indicated number of shares of Common Stock.

AMERICAN REALTY INVESTORS, INC.

By:____________________

Name:____________________
Title:____________________